Applied Signal Technology, Inc.
Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-104756, 333-108011, 333-68146, 333-68148, 333-52308, and 333-72212) pertaining to the 1993 Employee Stock Purchase Plan, the 1991 Stock Option Plan, the 2000 Stock Option Plan, and the 2001 Stock Option Plan of Applied Signal Technology, Inc. of our report dated December 12, 2003, with respect to the consolidated financial statements of Applied Signal Technology, Inc. included in the Annual Report (Form 10-K) for the year ended October 31, 2003.

San Jose, California
January 27, 2004